UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 30, 2015 (January 28, 2015)

American Realty Capital Global Trust II, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

333-196549	35-2506937
(Commission File Number)	(IRS Employer Identification No.)

405 Park Avenue, 14th Floor New York, New York 10022
(Address, including zip code, of Principal Executive Offices)

(212) 415-6500
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

The information set forth under Item 2.03 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 1.01.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Credit Agreement

On January 28, 2015, American Realty Capital Global Trust II, Inc. (the “Company”), through its operating partnership, American Realty Capital Global II Operating Partnership, L.P. (the “Operating Partnership”), entered into a credit agreement (the “Credit Agreement”) relating to a credit facility (the “Credit Facility”) with Barclays Bank PLC.  The Credit Facility provides for aggregate commitments for borrowings up to $100.0 million, including swingline loans up to $50.0 million and letters of credit up to $25.0 million, subject in each case to borrowing base availability and certain other conditions.  Through an uncommitted “accordion feature,” the Operating Partnership, subject to certain conditions, including obtaining additional commitments from lenders, may request additional commitments under the Credit Facility to increase the aggregate commitments under the Credit Facility to up to $1.25 billion. Borrowings under the Credit Facility are expected to be used, along with cash on hand, to finance portfolio acquisitions and for general corporate purposes.  Availability of borrowings is based on a pool of eligible unencumbered real estate assets.

Barclays Bank PLC acts as administrative agent, sole bookrunner, sole lead arranger and initial lender under the Credit Facility.

 The Credit Facility will mature on January 28, 2017, provided that the Operating Partnership, subject to certain conditions, may elect to extend the maturity date to January 28, 2019, and, thereafter, to January 28, 2020.

Borrowings under the Credit Facility will bear interest at either (i) Alternate Base Rate plus an applicable spread ranging from 0.5% to 1.10%, depending on the Company’s consolidated leverage ratio, (ii) Adjusted LIBO Rate plus an applicable spread ranging from 1.50% to 2.10%, depending on the Company’s consolidated leverage ratio or (iii) Adjusted EURIBOR Rate plus an applicable spread ranging from 1.50% to 2.10%, depending on the Company’s consolidated leverage ratio. “Alternate Base Rate” is defined in the Credit Agreement as the greatest of (a) the prime rate in effect on such day; (b) the federal funds effective rate in effect on such day plus 0.50%; and (c) Adjusted LIBO Rate for a one month interest period on such day plus 1.00%. “Adjusted LIBO Rate” refers to the London interbank offered rate, adjusted based on applicable reserve percentages established by the Federal Reserve. “Adjusted EURIBOR Rate” refers to the Euro interbank offered rate, adjusted based on applicable reserve percentages in effect on such day for fundings in Euros maintained by commercial banks which lend in Euros. If any principal or interest on any loan under the Credit Facility or any other amount payable by the Operating Partnership under the Credit Facility is not paid when due, such overdue amount will bear interest at, in respect of principal, 2% plus the rate otherwise applicable to such principal amount, or, in respect of any other amount, 2% plus the rate otherwise applicable to loans under the Credit Agreement bearing interest at the Alternate Base Rate.

Upon an event of an event of default, at the election of the administrative agent or upon direction to the administrative agent by the majority of the lenders (or automatically upon a bankruptcy event of default with respect to the Operating Partnership), the commitments of the lenders under the Credit Facility terminate, and payment of any unpaid amounts in respect of the Credit Facility is accelerated. The Operating Partnership may incur unused fees on a quarterly basis and in other circumstances to the extent it has not used commitments under the Credit Facility. In addition, the Operating Partnership incurs customary administrative agent, letter of credit issuance, letter of credit fronting, extension and other fees.

Borrowings under the Credit Facility are subject to customary conditions including (a) the bring-down of the representations and warranties set forth in the Credit Agreement, (b) the absence of a default existing, (c) timely notice by the Operating Partnership and (d) borrowing base availability. The Credit Facility also contains various customary covenants, including but not limited to financial maintenance covenants with respect to a maximum borrowing base debt service coverage ratio, a maximum consolidated leverage ratio, a minimum consolidated fixed charges coverage ratio, a maximum consolidated secured debt ratio, a maximum consolidated secured recourse indebtedness ratio and minimum consolidated tangible net worth. Any failure to comply with these financial maintenance covenants would constitute an event of default under the Credit Facility, would prevent further borrowings thereunder and could result in the termination of the commitments of the lenders under the Credit Facility and the acceleration of the obligations under the Credit Facility. The Credit Agreement also includes customary restrictions on, inter alia, indebtedness, liens, negative pledges, restrictions on intercompany transfers, fundamental changes, investments, transactions with affiliates and restricted payments.

The Company has guaranteed the obligations under the Credit Facility on an unsecured basis. Certain subsidiaries of the Operating Partnership have guaranteed or may guarantee the obligations under the Credit Facility on a secured basis, with such security limited to certain equity pledges and related distributions and related assets.

The description of the Credit Facility in this Current Report on Form 8-K is a summary and is qualified in its entirety by the terms of the Credit Agreement. The Company will file the Credit Agreement with the Securities and Exchange Commission as an exhibit to its next Annual Report on Form 10-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL GLOBAL TRUST II, INC.

Date: January 30, 2015	By:	/s/ Scott J. Bowman
Scott J. Bowman
Chief Executive Officer